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                                                                     Exhibit 4.3

                            IVIVI TECHNOLOGIES, INC.

                           2009 EQUITY INCENTIVE PLAN

         1. PURPOSES OF THE PLAN. The purposes of the Ivivi Technologies, Inc. 2009 Equity Incentive Plan (the "PLAN") are: to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Directors and Consultants, and to promote the success of the Company and any Parent or Subsidiary. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Awards, Unrestricted Share Awards and Stock Appreciation Rights also may be granted under the Plan.

         2. DEFINITIONS. As used herein, the following definitions shall apply:

                  "ADMINISTRATOR" means a Committee which has been delegated the responsibility of administering the Plan in accordance with Section 4 of the Plan or, if there is no such Committee, the Board.

                  "APPLICABLE LAWS" means the requirements relating to the administration of equity compensation plans under the applicable corporate and securities laws of any of the states in the United States, U.S. federal securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

                  "AWARD" means an Option, a Stock Appreciation Right, a Stock Award and/or the grant of Unrestricted Shares.

                  "BOARD" means the Board of Directors of the Company.

                  "CAUSE" unless otherwise defined in the instrument evidencing the Award or in an employment or services agreement between the Company or a Related Company and a Participant, means, with respect to any Participant, such Participant's (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on, or misappropriation of any funds or property of, the Company or any Parent or Subsidiary; (iii) personal dishonesty, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Participant's duties; (v) chronic use of alcohol, drugs or other similar substances which affects the Participant's performance of services; or (vi) material breach of any provision of any employment, services, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Participant for the benefit of the Company or any Parent or Subsidiary, all as reasonably determined by the Administrator, which determination will be conclusive.

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                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMITTEE" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

                  "COMMON STOCK" means the common stock, no par value, of the Company.

                  "COMPANY" means Ivivi Technologies, Inc., a New Jersey corporation.

                  "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity, other than an Employee or a Director.

                  "CORPORATE TRANSACTION," unless otherwise defined in the instrument evidencing the Award or in a written employment or services agreement between the Company or a Related Company and a Participant, means consummation of either:

                  (a) a merger or consolidation of the Company with or into any other corporation, entity or person; or

                  (b) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's outstanding securities or all or substantially all the Company's assets.

                  Notwithstanding the foregoing, a Corporate Transaction shall not include a Related Party Transaction.

                  "DIRECTOR" means a member of the Board.

                  "DISABILITY" unless otherwise defined by the Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Company and to be engaged in any substantial gainful activity.

                  "EMPLOYEE" means any person, including officers and Directors (other than Non-Employee Directors), serving as an employee of the Company or any Parent or Subsidiary. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary or any successor. For purposes of an Option initially granted as an Incentive Stock Option, if a leave of absence of more than three months precludes such Option from being treated as an Incentive Stock Option under the Code, such Option thereafter shall be treated as a Nonstatutory Stock Option for purposes of this Plan. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

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                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

                           (i) if the Common Stock is listed on any established
stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, the Fair Market Value of a Share of Common Stock shall be the closing sales price of a Share of Common Stock as quoted on such exchange or system for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                           (ii) if the Common Stock is regularly quoted by a
recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for such date (or the most recent trading day preceding such date if there were no trades on such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                           (iii) if neither clause (i) above nor clause (ii)
above applies, the Fair Market Value shall be determined in good faith by the Administrator based on the reasonable application of a reasonable valuation method.

                  "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

                  "NON-EMPLOYEE DIRECTOR" means a Director who is not an Employee.

                  "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

                  "OPTION" means a stock option granted pursuant to the Plan.

                  "OPTION AGREEMENT" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

                  "OPTIONED STOCK" means the Common Stock subject to an Option.

                  "OPTIONEE" means the holder of an outstanding Option granted under the Plan.

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                  "PARENT" means a "parent corporation" of the Company (or, in the context of Section 16(c) of the Plan, of a successor corporation), whether now or hereafter existing, as defined in Section 424(e) of the Code.

                  "PARTICIPANT" shall mean any Service Provider who holds an Option, a Stock Award, Unrestricted Shares or Stock Appreciation Rights granted or issued pursuant to the Plan.

                  "RELATED COMPANY" means any entity that, directly or indirectly, is in control of or is controlled by the Company.

                  "RELATED PARTY TRANSACTION" means (a) a merger or consolidation of the Company in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock in the Successor Corporation immediately after the merger; (b) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all the Company's assets to a wholly-owned subsidiary corporation; (c) a mere reincorporation of the Company; or (d) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company's securities immediately before such transaction.

                  "RETIREMENT" unless otherwise defined by the Administrator from time to time for purposes of the Plan, means retirement on or after the individual's normal retirement date under the Company's 401(k) plan or other similar successor plan applicable to salaried employees.

                  "RULE 16b-3" means Rule 16b-3 of the Exchange Act or any successor to such Rule 16b-3, as such rule is in effect when discretion is being exercised with respect to the Plan.

                  "SECTION 16(b)" means Section 16(b) of the Exchange Act.

                  "SERVICE PROVIDER" means an Employee, Director or Consultant.

                  "SERVICE TERMINATION DATE" means, with respect to a Participant, the first day upon which the Participant no longer has an employment or service relationship with the Company or any Related Company.

                  "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

                  "STOCK APPRECIATION RIGHT" means a right awarded pursuant to
Section 14 of the Plan.

                  "STOCK AWARD" means an Award of Shares pursuant to Section 11 of the Plan or an award of Restricted Stock Units pursuant to Section 12 of the Plan.

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                  "STOCK AWARD AGREEMENT" means an agreement, approved by the
Administrator, providing the terms and conditions of a Stock Award.

                  "STOCK AWARD SHARES" means Shares subject to a Stock Award.

                  "STOCK AWARDEE" means the holder of an outstanding Stock Award granted under the Plan.

                  "SUBSIDIARY" means a "subsidiary corporation" of the Company (or, in the context of Section 16(c) of the Plan, of a successor corporation), whether now or hereafter existing, as defined in Section 424(f) of the Code.

                  "UNRESTRICTED SHARES" means a grant of Shares made on an unrestricted basis pursuant to Section 13 of the Plan.

         3. STOCK SUBJECT TO THE PLAN. The maximum aggregate number of Shares that may be issued under the Plan is 3,750,000 Shares, all of which may be issued in respect of Incentive Stock Options. The maximum number of Shares subject to Options and Stock Appreciation Rights which may be issued to any Participant under this Plan during any calendar year is 2,000,000 Shares. The class and aggregate number of Shares referred to in this paragraph shall be subject to adjustment in accordance with Section 16(a) of the Plan.

         The Shares may be authorized but unissued, or reacquired, shares of Common Stock. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is canceled or terminated, or if any Shares underlying a Stock Award are forfeited, the Shares that were subject thereto shall be added back to the Shares available for issuance under the Plan.

         4. ADMINISTRATION OF THE PLAN.

                  (a)      PROCEDURE.

                           (i) MULTIPLE ADMINISTRATIVE BODIES. Different Committees with respect to different groups of Service Providers may administer the Plan.

                           (ii) SECTION 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of
         Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of
         Section 162(m) of the Code and the regulations promulgated thereunder.

                           (iii) RULE 16b-3. If the Company is subject to
         Section 16(b), the transactions contemplated hereunder shall (from the date that the Company is first subject to Section 16(b)), be structured to satisfy the requirements for exemption under Rule 16b-3.

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                           (iv) OTHER ADMINISTRATION. Other than as provided
         above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

                  (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan, the Administrator shall have the authority, in its discretion:

                           (i) to determine the Fair Market Value;

                           (ii) to select the Service Providers to whom Options,
Stock Awards, Unrestricted Shares and Stock Appreciation Rights may be granted hereunder;

                           (iii) to determine the number of shares of Common
Stock to be covered by each Award granted hereunder;

                           (iv) to approve forms of agreement for use under the
Plan;

                           (v) to determine the terms and conditions, not
inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options and Stock Appreciation Rights may be exercised (which may be based on performance criteria), any vesting, acceleration or waiver of forfeiture provisions, and any restriction or limitation regarding any Option, Stock Appreciation Right or Stock Award, or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

                           (vi) to construe and interpret the terms of the Plan,
Awards granted pursuant to the Plan and agreements entered into pursuant to the Plan;

                           (vii) to prescribe, amend and rescind rules and
regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

                           (viii)to modify or amend each Award (subject to
Section 19 of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and/or Stock Appreciation Rights longer than is otherwise provided for in the Plan and to accelerate the time at which any outstanding Option or Stock Appreciation Right may be exercised;

                           (ix) to allow grantees to satisfy withholding tax
obligations by having the Company withhold from the Shares to be issued upon exercise of an Option or Stock Appreciation Rights that number of Shares having a Fair Market Value equal to the amount required to be withheld, provided that withholding is calculated at the minimum statutory withholding level. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All determinations to have Shares withheld for this purpose shall be made by the Administrator in its discretion;

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                           (x) to reduce the exercise price of any Option to the
then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted;

                           (xi) to authorize any person to execute on behalf of
the Company any agreement entered into pursuant to the Plan and any instrument required to effect the grant of an Award previously granted by the Administrator; and

                           (xii) to make all other determinations deemed
necessary or advisable for administering the Plan.

                  (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final and binding on all holders of Awards. None of the Board, the Committee or the Administrator, nor any member or delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and each of the foregoing shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors' and officers' liability insurance coverage which may be in effect from time to time.

         5. ELIGIBILITY.

                  (a) GENERAL. Nonstatutory Stock Options, Stock Appreciation Rights, Stock Awards and Unrestricted Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Notwithstanding anything contained herein to the contrary, an Award may be granted to a person who is not then a Service Provider; PROVIDED, HOWEVER, that the grant of such Award shall be conditioned upon such person becoming a Service Provider at or prior to the time of the execution of the agreement evidencing such Award.

                  (b) NON-EMPLOYEE DIRECTOR OPTION GRANTS.

                           (i) Each Non-Employee Director shall be granted, on
the date of such individual's initial election to the Board by shareholders or initial appointment by the Board, a Nonstatutory Stock Option to purchase 20,000 Shares at a per share option price (the "Option Price") equal to the Fair Market Value of a share of Common Stock on such date.

                           (ii) On the date of the Company's annual meeting of
shareholders, there shall be granted to each individual who is a Non-Employee Director on the date of such annual meeting a Nonstatutory Stock Option to purchase 10,000 Shares at a per share Option Price equal to the Fair Market Value of a Share on such date; PROVIDED, HOWEVER, that any Non-Employee Director who receives a grant of Nonstatutory Stock Options pursuant to Section 5(b)(i) shall not be entitled to receive a grant of Nonstatutory Stock Options pursuant to this Section 5(b)(ii) in the same calendar year unless such individual shall have served on the Board for at least the preceding six months.

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                           (iii) The terms of each Option granted pursuant to
this Section shall be as follows:

                                (1) the term of the Option shall be ten (10)
years; and

                                (2) subject to Section 16 hereof, each Option
shall vest and become exercisable as to one-third (1/3) of the Shares subject to the Option on the date of grant, one-third (1/3) of the Shares subject to the Option on the first anniversary of the date of grant, and one-third (1/3) of the Shares subject to the Option on the second anniversary of the date of grant, provided that the Optionee continues to serve as a Director on such dates.

Nothing contained in the Section 5 shall prohibit the Administrator from granting additional Awards to the Non-Employee Directors from time to time in accordance with the terms and conditions of this Plan.

         6. LIMITATIONS.

                  (a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, if a single Employee becomes eligible in any given year to exercise Incentive Stock Options for Shares having a Fair Market Value in excess of $100,000, those Options representing the excess shall be treated as Nonstatutory Stock Options. In the previous sentence, "Incentive Stock Options" include Incentive Stock Options granted under any plan of the Company or any Parent or any Subsidiary. For the purpose of deciding which Options apply to Shares that "exceed" the $100,000 limit, Incentive Stock Options shall be taken into account in the same order as granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

                  (b) None of the Plan, any Award or any agreement entered into pursuant to the Plan shall confer upon a Participant any right with respect to continuing the grantee's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, for any reason or no reason.

         7. TERM OF THE PLAN. Subject to Section 23 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

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         8. TERM OF OPTIONS. The term of each Option ("Option Term") shall be stated in the applicable Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the applicable Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns, directly or indirectly, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the applicable Option Agreement.

         9. OPTION EXERCISE PRICE; EXERCISABILITY.

                  (a) EXERCISE PRICE. Except as provided by Section 5(b) with respect to the grant of Nonstatutory Stock Options to Non-Employee Directors, the per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

                           The exercise price per Share purchasable under an
Option will not be less than 100% of the Fair Market Value of the Option on the date of grant. However, any Incentive Stock Option granted to any Employee who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of any Parent or Subsidiary will have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the date of grant.

                  (b) EXERCISE PERIOD AND CONDITIONS. At the time that an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

         10. EXERCISE OF OPTIONS; CONSIDERATION.

                  (a) PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER. Any Option granted hereunder shall be exercisable according to the terms of the Plan and, except as provided by the Plan with respect to Nonstatutory Stock Options granted to Non-Employee Directors, at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator (or Option Agreement) provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a share. An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and Section 10(c) of the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned


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Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan. Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                  (b) TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER. The Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if the Participant ceases to be employed by, or to provide services to, the Company or a Related Company, which provisions may be waived or modified by the Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Administrator at any time:

                           (i) Except as otherwise set forth in this Section
10(b), any portion of an Option that is not vested and exercisable on the Service Termination Date shall expire on such date.

                           (ii) Any portion of an Option that is vested and
exercisable on the Service Termination Date shall expire on the earliest to occur of:

                                (1) if the Participant's Service Termination
Date occurs for reasons other than Cause, Retirement, Disability or death, the day which is three months after such Service Termination Date;

                                (2) if the Participant's Service Termination
Date occurs by reason of Retirement, Disability or death, the one-year anniversary of such Service Termination Date; and

                                (3) the last day of the Option Term (the "Option
Expiration Date").

                           Notwithstanding the foregoing, if the Participant
dies after his or her Service Termination Date but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Service Termination Date shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Administrator determines otherwise.

                           Also notwithstanding the foregoing, in case of
termination of the Participant's employment or service relationship for Cause, all Options granted to that Participant shall automatically expire upon first notification to the Participant of such termination, unless the Administrator determines otherwise. If a Participant's employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all of the Participant's rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after the Participant's relationship with the Company or a Related Company has ended, any Option then held by the Participant may be immediately terminated by the Administrator, in its sole discretion.

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                           (iii) A Participant's transfer of employment or
service relationship between or among the Company and any Related Company, or a change in status from an employee to a consultant, agent, advisor or independent contractor or a change in status from a consultant, agent, advisor or independent contractor to an employee, shall not be considered a termination of employment or service relationship for purposes of this Section 10(b). Unless the Administrator determines otherwise, a termination of employment or service relationship shall be deemed to occur if a Participant's employment or service relationship is with an entity that has ceased to be a Related Company.

                           (iv) The effect of a Company-approved leave of
absence on the application of this Section 10(b) shall be determined by the Administrator, in its sole discretion.

                           (v) If a Participant's employment or service
relationship with the Company or a Related Company terminates by reason of Disability or death, the Option shall become fully vested and exercisable for all of the shares subject to the Option. Such Option shall remain exercisable for the time period set forth in this Section 10(b).

                  (c) FORM OF CONSIDERATION. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

                           (i) cash;

                           (ii) check;

                           (iii) other Shares which (A) have been owned by the
Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

                           (iv) consideration received by the Company under a
cashless exercise program implemented by the Company in connection with the Plan;

                           (v) any combination of the foregoing methods of
payment; or

                           (vi) such other consideration and method of payment
for the issuance of Shares to the extent permitted by Applicable Laws.

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         11. STOCK AWARDS. The Administrator may, in its sole discretion, grant
(or sell at par value or such higher purchase price as it determines) Shares to a Service Provider subject to such terms and conditions as the Administrator sets forth in a Stock Award Agreement evidencing such grant. Stock Awards may be granted or sold in respect of past services or other valid consideration or in lieu of any cash compensation otherwise payable to such individual. The grant of Stock Awards under this Section 11 shall be subject to the following provisions:

                  (a) At the time a Stock Award under this Section 11 is made, the Administrator shall establish a vesting period (the "Restricted Period") applicable to the Stock Award Shares subject to such Stock Award. The Administrator may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives. None of the Stock Award Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such Stock Award Shares or prior to the satisfaction of any other restrictions prescribed by the Administrator with respect to such Stock Award Shares.

                  (b) The Company shall issue, in the name of each Service Provider to whom Stock Award Shares have been granted, stock certificates representing the total number of Stock Award Shares granted to such person, as soon as reasonably practicable after the grant. The Company, at the direction of the Administrator, shall hold such certificates, properly endorsed for transfer, for the Stock Awardee's benefit until such time as the Stock Award Shares are forfeited to the Company, or the restrictions lapse.

                  (c) Unless otherwise provided by the Administrator, holders of Stock Award Shares shall have the right to vote such Shares and have the right to receive any cash dividends with respect to such Shares. All distributions, if any, received by a Stock Awardee with respect to Stock Award Shares as a result of any stock split, stock distribution, combination of shares, or other similar transaction shall be subject to the restrictions of this Section 11.

                  (d) Unless otherwise provided by the Stock Award Agreement, any Stock Award Shares granted to a Service Provider pursuant to the Plan shall be forfeited if the Stock Awardee terminates employment, his or her consultancy arrangement or his or her directorship with the Company or its subsidiaries for any reason prior to the expiration or termination of the applicable Restricted Period and the satisfaction of any other conditions applicable to such Stock Award Shares. Upon such forfeiture, the Stock Award Shares that are forfeited shall be retained in the treasury of the Company and be available for subsequent awards under the Plan.

                  (e) Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator, the restrictions applicable to the Stock Award Shares shall lapse and, at the Stock Awardee's request, a stock certificate for the number of Stock Award Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Stock Awardee or his or her beneficiary or estate, as the case may be.

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         12. RESTRICTED STOCK UNITS. The Administrator may, in its sole discretion, grant Restricted Stock Units to a Service Provider subject to such terms and conditions as the Administrator sets forth in a Stock Award Agreement evidencing such grant. "Restricted Stock Units" are Awards denominated in units evidencing the right to receive Shares of Common Stock, or an amount of cash determined based upon the Fair Market Value of Shares of Common Stock, which may vest over such period of time and/or upon satisfaction of such performance criteria or objectives as is determined by the Administrator at the time of grant and set forth in the applicable Stock Award Agreement, without payment of any amounts by the Stock Awardee thereof (except to the extent required by law). Prior to delivery of shares of Common Stock with respect to an award of Restricted Stock Units, the Stock Awardee shall have no rights as a shareholder of the Company.

         Upon satisfaction and/or achievement of the applicable vesting requirements relating to an award of Restricted Stock Units, the Stock Awardee shall be entitled to receive a number of shares of Common Stock that are equal to the number of Restricted Stock Units that became vested. To the extent, if any, set forth in the applicable Stock Award Agreement, cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the applicable vesting period, as determined by the Administrator.

         Unless otherwise provided by the Stock Award Agreement, any Restricted Stock Units granted to a Service Provider pursuant to the Plan shall be forfeited if the Stock Awardee terminates employment, his or her consultancy arrangement or his or her directorship with the Company or its subsidiaries for any reason prior to the expiration or termination of the applicable vesting period and/or the achievement of such other vesting conditions applicable to the Award.

         Prior to the delivery of any shares of Common Stock in connection with an award of Restricted Stock Units, the Stock Awardee shall pay or make adequate provision acceptable to the Company for the satisfaction of the statutory minimum prescribed amount of federal and state income tax and other withholding obligations of the Company, including, if permitted by the Administrator, by having the Company withhold from the number of shares of Common Stock otherwise deliverable in connection with an award of Restricted Stock Units, a number of shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such tax withholding obligations.

         13. UNRESTRICTED SHARES. The Administrator may grant Unrestricted Shares in accordance with the following provisions:

                  (a) The Administrator may cause the Company to grant Unrestricted Shares to Service Providers at such time or times, in such amounts and for such reasons as the Administrator, in its sole discretion, shall determine. No payment shall be required for Unrestricted Shares.

                  (b) The Company shall issue, in the name of each Service Provider to whom Unrestricted Shares have been granted, stock certificates representing the total number of Unrestricted Shares granted to such individual, and shall deliver such certificates to such Service Provider as soon as reasonably practicable after the date of grant or on such later date as the Administrator shall determine at the time of grant.

         14. STOCK APPRECIATION RIGHTS. A Stock Appreciation Right may be granted by the Administrator either alone, in addition to, or in tandem with other Awards granted under the Plan. Each Stock Appreciation Right granted under the Plan shall be subject to the following terms and conditions:

                  (a) Each Stock Appreciation Right shall relate to such number of Shares as shall be determined by the Administrator.

                  (b) The "Award Date" (I.E., the date of grant) of a Stock Appreciation Right shall be the date specified by the Administrator, provided that that date shall not be before the date on which the Stock Appreciation Right is actually granted. The Award Date of a Stock Appreciation Right shall not be prior to the date on which the recipient commences providing services as a Service Provider. The term of each Stock Appreciation Right shall be determined by the Administrator, but shall not exceed ten years from the date of grant. Each Stock Appreciation Right shall become exercisable at such time or times and in such amount or amounts during its term as shall be determined by the Administrator. Unless otherwise specified by the Administrator, once a Stock Appreciation Right becomes exercisable, whether in full or in part, it shall remain so exercisable until its expiration, forfeiture, termination or cancellation.

                  (c) A Stock Appreciation Right may be exercised, in whole or in part, by giving written notice to the Administrator. As soon as practicable after receipt of the written notice, the Company shall deliver to the person exercising the Stock Appreciation Right stock certificates for the Shares to which that person is entitled under Section 14(d) hereof.

                  (d) A Stock Appreciation Right shall be exercisable for Shares only. The number of Shares issuable upon the exercise of the Stock Appreciation Right shall be determined by dividing:

                           (A) the number of Shares for which the Stock
Appreciation Right is exercised multiplied by the amount of the appreciation per Share (for this purpose, the "appreciation per Share" shall be the amount by which the Fair Market Value of a Share on the exercise date exceeds (x) in the case of a Stock Appreciation Right granted in tandem with an Option, the exercise price or (y) in the case of a Stock Appreciation Right granted alone without reference to an Option, the Fair Market Value of a Share on the Award Date of the Stock Appreciation Right); by

                           (B) the Fair Market Value of a Share on the exercise
date.

         15. NON-TRANSFERABILITY. Unless determined otherwise by the Administrator, an Option, Stock Appreciation Right or Restricted Stock Unit may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Option, Stock Appreciation Right or Restricted Stock Unit transferable, such Option, Stock Appreciation Right or Restricted Stock

Unit shall contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Option Agreement regarding a given Option that the Optionee may transfer, without consideration for the transfer, his or her Nonstatutory Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option. During the period when Stock Award Shares are restricted (by virtue of vesting schedules or otherwise), such Shares may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

         16. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

                  (a) CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, Stock Appreciation Right and Stock Award, and the number of Shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options, Stock Appreciation Rights, Stock Awards or Unrestricted Share Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, Stock Appreciation Right or Stock Award, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Appreciation Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; PROVIDED, HOWEVER, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Award hereunder.

                  (b) DISSOLUTION OR LIQUIDATION. To the extent not previously exercised or settled, and unless otherwise determined by the Administrator in its sole discretion, Options and Stock Appreciation Rights shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a forfeiture provision or repurchase right applicable to an Option or Stock Appreciation Right has not been waived by the Administrator, the Option or Stock Appreciation Right shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

                  (c) CORPORATE TRANSACTIONS AND THEIR EFFECT ON OPTIONS AND STOCK APPRECIATION RIGHTS.

                           (i) In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing an Option or Stock Appreciation Right (or in a written employment or services agreement between a Participant and the Company or Related Company) and except as provided in subsection (ii) below, each outstanding Option and Stock Appreciation Right shall be assumed or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the "Successor Corporation").

                           (ii) If, in connection with a Corporate Transaction, the Successor Corporation refuses to assume or substitute for an Option or Stock Appreciation Right, then each such outstanding Option or Stock Appreciation Right shall become fully vested and exercisable with respect to 100% of the un-vested portion of the Option or Stock Appreciation Right. In such case, the Administrator shall notify the Participant in writing or electronically that the un-vested portion of the Option or Stock Appreciation Right specified above shall be fully vested and exercisable for a specified time period. At the expiration of the time period, the Option or Stock Appreciation Right shall terminate, provided that the Corporate Transaction has occurred.

                           (iii) For the purposes of this Section 16(c), the Option or Stock Appreciation Right shall be considered assumed or substituted for if following the Corporate Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option or Stock Appreciation Right immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option or Stock Appreciation Right, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction. The determination of such substantial equality of value of consideration shall be made by the Administrator and its determination shall be conclusive and binding.

                           (iv) All Options and Stock Appreciation Rights shall terminate and cease to remain outstanding immediately following the Corporate Transaction, except to the extent assumed by the Successor Corporation.

                  (d) FURTHER ADJUSTMENT OF OPTIONS AND STOCK APPRECIATION RIGHTS. Subject to Section 16(b) and (c), the Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change of control of the Company, as defined by the Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Options and Stock Appreciation Rights. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Options or Stock Appreciation Rights so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Administrator may take such action before or after granting Options or Stock Appreciation Rights to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change of control that is the reason for such action.

                  (e) LIMITATIONS. The grant of Options or Stock Appreciation Rights shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                  (f) FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any Option or Stock Appreciation Right, each such Option or Stock Appreciation Right shall cover only the number of full shares resulting from such adjustment.

                  (g) CORPORATE TRANSACTIONS AND THEIR EFFECT ON STOCK AWARDS. In the event of a Corporate Transaction, then, absent a provision to the contrary in any particular Stock Award (in which case the terms of such Stock Award shall supercede each of the provisions of this paragraph which are inconsistent with such Stock Award), each outstanding Stock Award shall be assumed or an equivalent agreement or award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the Administrator determines that the successor corporation or a Parent or a Subsidiary of the successor corporation has refused to assume or substitute an equivalent agreement or award for each outstanding Stock Award, all vesting periods and conditions under Stock Awards shall be deemed to have been satisfied.

         17. SUBSTITUTE OPTIONS. In the event that the Company, directly or indirectly, acquires another entity, the Board may authorize the issuance of stock options ("Substitute Options") to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for such entity upon such terms and conditions as the Board shall determine, taking into account the conditions of Code Section 424(a), as from time to time amended or superceded, in the case of a Substitute Option that is intended to be an Incentive Stock Option. Shares of capital stock underlying Substitute Stock Options shall not constitute Shares issued pursuant to the Plan for any purpose.

         18. DATE OF GRANT. The date of grant of an Option, Stock Appreciation Right, Stock Award or Unrestricted Share shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, Stock Appreciation Right, Stock Award or Unrestricted Share, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each grantee within a reasonable time after the date of such grant.

         19. AMENDMENT AND TERMINATION OF THE PLAN. The Board may modify, revise or terminate this Plan at any time and from time to time, subject to the approval of the Company's shareholders to the extent required by Applicable Laws; provided, however, that no such modification, revision, or termination of the Plan may impair the rights of any Participant without the Participant's written consent. All Awards granted under this Plan shall be subject to the terms and provisions of this Plan and any amendment, modification or revision of this Plan shall be deemed to amend, modify or revise all Awards outstanding under this Plan at the time of such amendment, modification or revision.

         20. CONDITIONS UPON ISSUANCE OF SHARES.

                  (a) LEGAL COMPLIANCE. Shares shall not be issued in connection with the grant of any Stock Award or Unrestricted Share or the exercise of any Option or Stock Appreciation Right unless such grant or the exercise of such Option or Stock Appreciation Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                  (b) INVESTMENT REPRESENTATIONS. As a condition to the grant of any Stock Award or Unrestricted Share or the exercise of any Option or Stock Appreciation Right, the Company may require the person receiving such Award or exercising such Option or Stock Appreciation Right to represent and warrant at the time of any such exercise or grant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

                  (c) ADDITIONAL CONDITIONS. The Administrator shall have the authority to condition the grant of any Award in such other manner that the Administrator determines to be appropriate, provided that such condition is not inconsistent with the terms of the Plan. Such conditions may include, among other things, obligations of recipients to execute non-compete, non-solicitation and non-disclosure covenants.

                  (d) TRADING POLICY RESTRICTIONS. Option and Stock Appreciation Right exercises and other Awards under the Plan shall be subject to the terms and conditions of any insider trading policy established by the Company or the Administrator.

         21. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

         22. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

         23. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws. Notwithstanding any provision in the Plan to the contrary, any exercise of an Option or Stock Appreciation Right granted before the Company has obtained shareholder approval of the Plan in accordance with this Section 23 shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with this Section 23.

         24. WITHHOLDING; NOTICE OF SALE. The Company shall be entitled to withhold from any amounts payable to an Employee any amounts which the Company determines, in its discretion, are required to be withheld under any Applicable Law as a result of any action taken by a holder of an Award.

         25. GOVERNING LAW. This Plan shall be governed by the laws of the state of New Jersey, without regard to conflict of law principles.


                                     ADOPTED BY ACTION OF THE BOARD OF DIRECTORS
                                     ON THE 26TH DAY OF FEBRUARY 2009.

                                     ADOPTED BY SHAREHOLDERS OF THE COMPANY
                                     ON THE 31ST DAY OF MARCH 2009.